Exhibit 10.2

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), effective as of August 31, 2022 (the “Effective Date”) is made and entered into by and between SWK Holdings Corporation, a Delaware corporation (the “Company”), and Winston L. Black III (“Executive”), with reference to the following circumstances, namely:

RECITALS

WHEREAS, Executive has been employed by the Company as Chief Executive Officer pursuant to an employment agreement between Executive and the Company, dated as of January 28, 2019, as extended (the “Employment Agreement”);

WHEREAS, Executive entered into a restrictive covenants agreement with the Company dated as of January 28, 2019 (the “Restrictive Covenants Agreement”);

WHEREAS, in connection with Executive’s employment, Executive was granted stock option awards with respect to the common stock of the Company under the Company’s 2010 Equity Incentive Plan (the “Plan”) and certain of these stock option awards remain outstanding as of the date hereof, namely, pursuant to the Stock Option Award Agreement, dated August 18, 2014, by and between the Company and Executive, as amended (the “2014 Option Award Agreement”), Executive was granted stock options to purchase 100,000 shares of common stock of the Company, of which 50% have vested, and under the Stock Option Award Agreement, dated January 28, 2019, by and between the Company and Executive, (the “2019 Option Award Agreement”), Executive was granted stock options to purchase 75,000 shares of common stock of the Company, all of which have vested (together, the “Options”);

WHEREAS, Executive and the Company have mutually agreed that Executive will resign his positions with the Company (including his role of Chief Executive Officer of the Company and as Chairman of the Board of Directors) as of September 30, 2022 (the “Separation Date”); and

WHEREAS, Executive and the Company mutually desire to bring the employment relationship to an amicable conclusion and fully and finally resolve any claims Executive might have against the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Termination of Employment. Effective as of the Separation Date, (a) Executive resigns from all of Executive’s positions with the Company and any of its subsidiaries or affiliates (together, the “Company Group”), including his role as Chief Executive Officer of the Company and as the Chairman of the Board of Directors of the Company and relinquishes all authority to act on behalf of the Company Group, and (b) Executive’s employment relationship with the Company Group shall terminate.

2.            Consulting Role. Executive agrees that, during the period beginning on the Separation Date and ending on the six-month anniversary of the Separation Date (meaning, October 1, 2022 to March 31, 2023) (the “Consulting Period”), Executive will be reasonably available to provide the following services: (i) assist in transitioning duties and responsibilities; (ii) participate in meetings and in connecting other individuals as reasonably requested by the Company; and (iii) providing advice on matters related to the business of the Company as reasonably requested (collectively, the “Consulting Services”); provided, that, following the 31st day after the Separation Date (meaning on or after November 1, 2022), Executive will only be required to provide the Consulting Services for up to five hours per week. During the Consulting Period, the Company will reimburse Executive for all reasonable, pre-approved and documented out-of-pocket expenses incurred as a result of the Consulting Services in accordance with the Company’s expense reimbursement policy as in effect from time to time.

3.            Compensation and Benefits. Executive shall be entitled to receive Executive’s earned but unpaid base salary through and including the Separation Date. In addition, in consideration of the provision of the Consulting Services, Executive’s timely execution of this Agreement and the general release of claims contained herein (the “Executive Release”), non-revocation of the Executive Release and compliance with this Agreement, Executive shall be entitled to (the “Separation Payments”):

(a)          Six months of continued base salary ($150,250 in total), to be paid in accordance with the regular payroll practices of the Company and to begin on the first ordinary payroll date following the 30th day after the Separation Date (the first pay date will include a payment for any payroll dates between the Separation Date and the first pay date in which Executive did not receive a payment);

(b)          A monthly payment for a period of six months equal to the monthly cost of COBRA continuation coverage under the Company’s medical plans less the amount of Executive’s portion of the premium as if Executive were an active employee, to be paid in accordance with the regular payroll practices of the Company and to begin on the first ordinary payroll date following the 30th day after the Separation Date;

(c)          $1,100,000, payable in a lump sum on the 30th day after the Separation Date;

(d)          An amount equal to $11,510.19, representing all of Executive’s accrued, unused vacation time as of the Separation Date, which shall be paid on the first ordinary payroll date following the 30th day after Separation Date; and

(e)          An amount equal to the attorneys’ fees associated with negotiating this Agreement, subject to a cap of $10,000, which shall be paid by the Company upon receipt of proper documentation regarding such attorneys’ fees from Executive within 30 days of the date hereof.

4.            Equity Awards. Any Options that remain unvested on the Separation Date, which include the 50,000 unvested Options granted pursuant to the 2014 Option Award Agreement, will be forfeited for no consideration upon the Separation Date. In accordance with the terms of the Plan and the 2019 Option Award Agreement, any vested Options will remain exercisable for a period of three months following the Separation Date. Executive may, at his discretion, exercise any such vested Options either (i) by paying the applicable exercise price and any applicable tax withholding obligations with respect to such exercise to the Company in cash or by check; or (ii) pursuant to a broker-assisted or company-assisted cashless exercise for both the payment of the exercise price and applicable tax withholding obligations.

5.            Executive Representations. Executive warrants and represents that: (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against any member of the Company Group with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed; (b) provided that Executive is paid Executive’s normal base salary and benefits through the Separation Date, Executive has been paid all compensation, wages, bonuses, commissions and benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and benefits will be due to Executive, except the Separation Payments; (c) Executive has no outstanding awards with respect to equity of the Company other than the Options; (d) as of the Separation Date, Executive will have returned all property of the Company Group in Executive’s possession, custody or control, including, but not limited to, all Confidential and Proprietary Information (as defined below) and every other matter, thing or material of any kind that relates in any way to the business of the Company Group, other than Executive’s pay stubs, financial documents needed for Executive’s tax filings, contracts between Executive and the Company related to Executive’s employment, and documents related to the Options; (e) Executive has no known workplace injuries or occupational diseases and has been provided and has not been denied any leave requested under the Family and Medical Leave Act or any similar state law; (f) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject; and (g) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

6.            Restrictive Covenants. In consideration of the Separation Payments, along with the other good and valuable consideration contained herein, and as a material inducement for the Company to enter into this Agreement:

(a)          Confidentiality. Executive represents that Executive has held, and agrees to hold, all Confidential and Proprietary Information in strictest confidence and further represents Executive has not, and agrees not to, make use of Confidential and Proprietary Information on behalf of Executive or any person or entity other than the Company Group, except where such a disclosure is compelled by applicable law. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Company Group, including, without limitation: (a) information of a commercially sensitive, proprietary or personal nature that, if disclosed, could have an adverse effect on the Company Group’s standing in the community, its business reputation, operations or competitive positions; (b) information and documents that have been designated or treated as confidential; (c) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about the Company Group’s businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics or strategies for third-party negotiations, including, without limitation, planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about the Company Group’s employees, guests, agents, compensation (including, without limitation, bonuses, incentives and commissions) or other human resources policies, plans and procedures, or any other non-public material or information relating to the Company Group; and (d) any information (personal, proprietary or otherwise) Executive learned about any officer, director or member of management of any member of the Company Group, whether prior to or during Executive’s service to the Company Group. Notwithstanding the foregoing, the obligations of this Section shall not apply to: (i) information that is already in the public domain; (ii) information that is disclosed to Executive by a third party with the right to disclose it in good faith; or (iii) information that is specifically exempted in writing from the applicability of this Agreement. Notwithstanding anything elsewhere in this Agreement, Executive is authorized to make any disclosure required by any federal, state and local laws, after providing the Company Group with prior written notice and an opportunity to respond prior to such disclosure, and that Executive shall only disclose the specific information required by law.

(b)          Non-Competition. Executive hereby acknowledges and agrees that due to Executive’s position with the Company and Executive’s knowledge of the Confidential and Proprietary Information, Executive’s employment by or affiliation with certain entities would be materially detrimental to the Company. Executive hereby agrees that Executive has not and will not from the Separation Date though the six-month anniversary of the Separation Date (meaning, October 1, 2022 to March 31, 2023) (the “Restricted Period”), become employed by, assist, consult to, advise in any manner or have any material interest in, any Competitive Entity operating in a jurisdiction in which the Company Group operates. A “Competitive Entity” shall mean any person, entity or business that competes with any of the Company Group’s pharmaceutical or medical technology financing businesses, as well as such other businesses as the Company Group engages in as of the Separation Date. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.

(c)          Non-Solicitation. Executive hereby agrees that Executive has not and will not for the duration of the Restricted Period, solicit, contact for the purpose of soliciting, or persuade, directly or indirectly (whether for Executive’s own interest or any other person or entity’s interest) any employee, customer (from which the Company Group received payment or payment-in-kind), consultant or vendor of the Company Group to leave the employ of the Company Group or to cease or reduce working for or doing business with the Company Group. It is not a violation of this Agreement for Executive to retain an attorney or consultant that the Company Group uses or has used so long as Executive’s retention of such attorney or consultant is not a conflict and does not require the attorney or consultant to decline or reduce the amount of work performed on behalf of any member of the Company Group, and such retention would not be reasonably likely to result in a violation of Section 6(a).

(d)          Non-Disparagement. Executive agrees that Executive will not make, at any time, any negative comments about or otherwise disparage any member of the Company Group or any member’s officers, boards or individual directors, employees, shareholders or agents. The Company agrees to instruct its officers, boards, individual directors, and shareholders to refrain from making any negative comments about or otherwise disparage Executive.

(e)          Return of Property. In the event Executive discovers that Executive has not returned any property of the Company Group in Executive’s possession, custody or control, including, but not limited to, all Confidential Information and every other matter, thing or material of any kind that relates in any way to the business of the Company Group, Executive shall immediately return such property.

(f)           Cooperation. Executive shall, upon reasonable notice (a) furnish such information and assistance to any member of the Company Group, as may reasonably be requested by any such member, with respect to any matter, project, initiative or effort for which Executive was responsible or has relevant knowledge or had substantial involvement in while providing services to the Company Group, (b) cooperate with any member of the Company Group during the course of all third-party proceedings arising out of any member of the Company Group’s business about which Executive has knowledge or information and (c) cooperate with any member of the Company Group with respect to any other matter arising out of Executive’s service with the Company, including the transition of Executive’s duties and responsibilities to any successor of the Company. Following the Consulting Period, the Company will pay Executive the amount of $300 per hour for any assistance provided under this Section, and at all times will reimburse Executive for all reasonable, pre-approved and documented out-of-pocket expenses incurred as a result of Executive’s obligations under this paragraph in accordance with the Company’s expense reimbursement policy as in effect from time to time. For the avoidance of doubt, the services described in this Section are in addition to the Consulting Services.

(g)          Reasonableness. Executive expressly acknowledges that the geographic boundaries, scope of prohibited activities and time durations set forth in this Section are all reasonable in nature and no broader than are necessary to protect the legitimate business interests of the Company Group, and Executive further acknowledges that any violation of these covenants would cause substantial irreparable injury to the Company Group.

(h)          Blue Pencil. Notwithstanding anything herein to the contrary, if a court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section unenforceable, the other provisions of this Section shall nevertheless stand and the duration and geographic scope set forth herein shall be deemed to be the longest period or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period or geographic scope to permissible duration or size.

7.            General Release of Claims by Executive. In consideration of the Separation Payments, to which Executive acknowledges Executive has no right to receive without execution of the Executive Release, along with the other good and valuable consideration contained herein, and as a material inducement for the Company to enter into this Agreement:

(a)          Executive, together with Executive’s administrators, agents, executors, heirs, trustees, successors and assigns (the “Executive Releasors”), knowingly and voluntarily agrees to irrevocably and unconditionally waive and release all charges, complaints, claims, causes of action, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, suits, rights, demands, sanctions, costs, losses and expenses of any nature whatsoever (collectively, “Claims”) related to or arising from Executive’s employment with and termination of employment from the Company Group, against all members of the Company Group and their current and former officers, directors, managers and shareholders (the “Company Releasees”). This general release of Claims includes, but is not limited to, a release of Claims or causes of actions arising out of or related to Executive’s employment and termination of employment from the Company Group and all such Claims that were asserted, or that could be asserted, known or unknown, against any of the Company Releasees, including, without limitation, alleged contract and negligence Claims or Claims or causes of action arising under any federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code and the Texas Whistleblower Act, all as may be amended, inasmuch as is permissible under each law, and any and all statutory or common law Claims for defamation, libel, slander, assault, battery, reprisal, retaliation, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of oral or written, express or implied, contract, violation of public policy, promissory estoppel, fraud, wrongful discharge, tortious interference with contract, breach of covenant of good faith and fair dealing or any other theory, whether legal or equitable and any and all other employment-related Claims that any Executive Releasor had, has or may have against any Company Releasee individually and collectively. The Executive Release also includes, but is not limited to, waiving the right to pursue any Claims or legal actions against the Company Releasees relating to Executive’s employment and termination of employment brought under the National Labor Relations Act, the Fair Labor Standards Act and the Occupational Safety and Health Act, all as may be amended, and all other federal, state, county and city government employment laws inasmuch as is permissible under each law. The Executive Release also includes, but is not limited to, waiving the right to pursue any civil tort or contract Claims against the Company Releasees relating to Executive’s employment and termination of employment.

(b)          Executive expressly waives any and all further Claims that Executive ever had, now has or may have in the future against the Company Releasees for expense reimbursements, salary or wage payments, commission payments, bonus payments of any type, accrued or unused vacation and/or sick pay, short- and/or long-term disability benefits, payments for any other type of business expense, leave of absence or time off work or any other benefit paid by the Company Group to its executives, except as provided to Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 and to the Separation Payments.

(c)          Executive understands that Executive is fully and finally releasing all past and present Claims, and that this Executive Release includes the release of any Claims that any Executive Releasor now has or might have in the future as a result of past events, even if Executive does not know of them at the time Executive signs this Agreement. Executive understands that this Executive Release of Claims applies only to Claims arising before the date this Agreement is signed, and not to Claims that may arise after the signing of this Executive Release.

(d)          Executive understands that this Executive Release does not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or the Texas Workforce Commission Civil Rights Division. However, by signing this Agreement, Executive hereby waives any right to receive any compensation or damages if Executive prevails in such a claim. Executive also agrees not to authorize any other person or entity, including any governmental agency, to seek individual remedies against any Company Releasee. Notwithstanding anything in this Agreement to the contrary, in the event that Executive receives any proceeds of or payments from any such claim, such proceeds and/or payments shall be remitted and paid to the Company. This Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information. Executive will retain all rights and consideration provided in this Agreement regardless of whether Executive communicates with any governmental authorities, or if Executive receives a whistleblower award. Nothing in this Agreement limits Executive’s right to receive an award for information provided to any government agency.

(e)          Executive acknowledges and understands that in accordance with ADEA, the Company has provided the opportunity for Executive to consider the terms of this Executive Release for at least 21 days before signing it; and that if Executive has signed and returned this Agreement prior to the expiration of 21 days, Executive has done so voluntarily and has therefore declined Executive’s right to consider this Executive Release for the full 21-day period. Executive acknowledges that Executive has been advised to consult with legal counsel of Executive’s own choosing. Executive acknowledges that Executive has been informed that Executive may revoke Executive’s signature within seven days of signing this Agreement and void this Executive Release.

8.            General Release of Claims by the Company Group. In consideration of Executive’s promises and covenants made in this Agreement, along with the other good and valuable consideration contained herein, and as a material inducement for Executive to enter into this Agreement:

(a)          The Company, together with each member of the Company Group and their current and former officers, directors, managers and shareholders (the “Company Releasors”), knowingly and voluntarily agrees to irrevocably and unconditionally waive and release all known Claims whatsoever related to or arising from Executive’s employment with and termination of employment from the Company Group, against Executive and Executive’s administrators, agents, executors, heirs, trustees, successors and assigns (the “Executive Releasees”). This general release of Claims (the “Company Release”) includes, but is not limited to, a release of Claims or causes of actions arising out of or related to Executive’s employment and termination of employment from the Company Group and all such Claims that were asserted, or that could be asserted, against any of the Executive Releasees, including, without limitation, alleged contract and negligence Claims or Claims or causes of action arising under any federal, state or local law, and any and all statutory or common law Claims for defamation, libel, slander, assault, battery, reprisal, retaliation, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of oral or written, express or implied, contract, violation of public policy, promissory estoppel, wrongful discharge, tortious interference with contract, breach of covenant of good faith and fair dealing or any other theory, whether legal or equitable and any and all other known Claims that any Company Releasor had, has or may have against any Executive Releasee individually and collectively arising out of or relating to Executive’s employment. The Release also includes, but is not limited to, waiving the right to pursue any civil tort or contract Claims against the Executive Releasees relating to Executive’s employment and termination of employment.

(b)          Excluded from the Company Release set forth in this Section are: (i) Claims arising out of, in whole or in part, facts, circumstances or events, in each case, that are not known to the Company at the time it enters into this Agreement; (ii) Claims arising after the date the Company signs this Agreement; (iii) any Claims for fraud or misappropriation of funds; and (iv) any Claims that the Company cannot lawfully release. For purposes of this Section, “known” means actually known by a member of the Board or an executive officer of the Company (in either case, other than Executive) as of the date hereof.

9.            No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by applicable law, Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Separation Date.

10.          Tax Withholding. All payments made by the Company to Executive pursuant to this Agreement will be reduced by applicable tax withholdings and any other deductions as required by law.

11.          Review and Approval of Public Documents. The Company will provide Executive a copy of the press release and Form 8-K concerning the cessation of Executive’s employment with the Company as contemplated herein prior to making such documents public.

12.          Code Section 409A. Executive and the Company agree that it is the intent of the parties that payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the amount of such lump sum payments in a lump sum and (ii) in installments within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A. In the case of any reimbursement to Executive pursuant to this Agreement, such reimbursement will be made reasonably promptly following Executive’s submission of a request for reimbursement. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. In addition, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the deferral of compensation within the meaning of Section 409A, references to Executive’s “termination” or “resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i).

13.          Waiver. The failure of either party to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

14.          Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, except that if the Executive Release is invalidated, Executive shall execute a valid release.

15.          Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. This Agreement is not to be construed as an admission, direct or indirect, against any interest of the parties. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all, and each and every;” (d) “includes” and “including” are each “without limitation;” and (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

16.          Amendment. This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Executive and a duly authorized officer on behalf of the Company.

17.          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder other than by will or the laws of descent and distribution without the prior consent of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. Any attempted assignment in contravention of this Section shall be void ab initio.

18.          Notices. All notices and other communications hereunder must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.

Notices sent to the Company should be directed to:

Robert K. Hatcher

SWK Holdings Corporation

14755 Preston Road

Suite 105

Dallas, TX 75254

Email: hatcher@avalonadvisors.com

with a copy (that does not constitute notice) to:

Gillian Emmett Moldowan
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Email: Gillian.Moldowan@shearman.com

Notices sent to Executive should be directed to: Winston L. Black III, at the address on the records of the Company with a copy (that does not constitute notice) to:

Jennifer Trulock

Baker Botts L.L.P.

2001 Ross Avenue, Suite 900

Dallas, TX 75201

Email: jennifer.trulock@bakerbotts.com

Notwithstanding anything else in this Agreement to the contrary, any document or notice required or permitted by this Agreement that is required to be delivered in writing may be delivered and accepted electronically. Signatures also may be electronic. The term “written” as used in this Agreement shall include any document that is delivered and/or accepted electronically.

19.          Entire Agreement. This Agreement together with the Release, constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreements with respect to Executive’s employment are superseded by this Agreement and hereby terminated, including, without limitation, the Employment Agreement and the Restrictive Covenants Agreement. The 2014 Option Award Agreement and the 2019 Option Award Agreement are incorporated by reference herein and form a part hereof and shall continue and survive following the Effective Date.

20.          Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, without reference to principles of conflict of law of Texas or any other jurisdiction, and, when applicable, the laws of the United States. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be brought only in state or federal court located in the state of Texas, Dallas County or the United States District Court for the Northern District of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of such action or proceeding such venue and each of the parties hereto here irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

21.          Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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Signature page follows.]

Executive acknowledges that Executive has carefully read this Agreement; that Executive has had the opportunity for review of it by Executive’s attorney; that Executive fully understands its final and binding effect; that the Company admits to no wrongdoing in connection with Executive’s employment, or any other matter covered by the Executive Release; that this Agreement is intended as a compromise of all Claims that Executive has alleged or may allege against any of the Company Releasees (as such terms are defined in the Executive Release); that the only promises or representations made to Executive to sign this Agreement are those stated herein; and that Executive is signing this Agreement voluntarily.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

SWK HOLDINGS CORPORATION
/s/ Robert K. Hatcher
By: Robert K. Hatcher
Title: Director

EXECUTIVE
/s/ Winston L. Black
By: Winston L. Black III

[Signature Page to Separation and Release Agreement]